CERTIFICATE OF DESIGNATION
                          OF
                   KOPP FUNDS, INC.


     The undersigned, the duly elected Secretary of Kopp Funds, Inc., a Minnesota corporation (the
"Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of the Corporation pursuant to Chapter 302A of the Minnesota Statutes on November 16th, 1998:


         Designation of Class A, Series C Common Shares

     WHEREAS, pursuant to Article III of the
Corporation's Articles of Incorporation (the
"Articles"), the common shares of the Corporation may be classified by the Board of Directors into one or more classes with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such class as may be adopted from time to time by the Board of Directors of the Corporation; and

     WHEREAS, pursuant to Article III of the Articles, the common shares of the Corporation may be further classified by the Board of Directors into one or more series with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such series as may be adopted from time to time by the Board of Directors of the Corporation; and

     WHEREAS, pursuant to a resolution adopted by the Board of Directors on September 5, 1997, ten billion
(10,000,000,000) common shares of the Corporation were designated as Class A Common Shares, of which three billion (3,000,000,000) shares were designated as Class
A, Series A Common Shares, three billion
(3,000,000,000) shares were designated as Class A, Series I Common Shares and the remaining four billion
(4,000,000,000) shares were left undesignated as to series.

     NOW, THEREFORE, BE IT RESOLVED, that of the four billion (4,000,000,000) undesignated Class A Common
Shares, three billion (3,000,000,000) shares are hereby designated as Class A, Series C Common Shares and the remaining one billion (1,000,000,000) Class A Common
Shares shall remain undesignated as to series.

     BE IT FURTHER RESOLVED, that the Class A, Series C
Common Shares designated by these resolutions shall have the relative rights and preferences set forth in
Article VI of the Articles.

     BE IT FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to file with the office of the Secretary of State of Minnesota a Certificate of Designation, or such other similar document, setting forth the relative rights and preferences of the Class A, Series C Common Shares designated hereby, as required by Section 302A.401, Subd. 3(b) of the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation this 16th day of November, 1998.


                     /s/ Kathleen S. Tillotson
                     --------------------------------
                     Kathleen S. Tillotson, Secretary

This instrument was drafted by:

Pamela M. Krill
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202